Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports 2012 First Quarter Financial Results

and Provides Business Update

Conference Call Scheduled Today for 5:00 p.m. Eastern Time

Mountain View, California - May 10, 2012 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the fiscal quarter ended March 31, 2012 and provided a business update. Alexza recorded a net loss of $3.8 million and $8.4 million in the quarters ended March 31, 2012 and 2011, respectively, as reported in accordance with accounting principles generally accepted in the United States (GAAP). At March 31, 2012, Alexza had consolidated cash, cash equivalents, marketable securities and restricted cash of $33.6 million.

“We are disappointed we received a complete response letter (CRL) from the FDA for our ADASUVE NDA. We plan to discuss our manufacturing deficiencies with the FDA, in order to gain a better understanding of the specifics required by FDA. We expect to hold these discussions as soon as practical,” said Thomas B. King, President and CEO of Alexza. “Once we fully understand the FDA’s view on any manufacturing deficiencies, we plan to resubmit our NDA to the FDA to fully address these deficiencies.”

Alexza Business Update

The following key events, in chronological order, occurred since the beginning of the first quarter of 2012:

•

In January, the FDA notified Alexza, following Alexza’s submission of an amendment to the NDA, that it would require additional time to complete its review of the ADASUVE NDA, extending the PDUFA goal date from February 4, 2012 to May 4, 2012.

•

In February, Alexza completed a public offering of an aggregate of 44,000,000 shares of its common stock and warrants to purchase up to an additional 44,000,000 shares of its common stock. Net proceeds from the offering were approximately $20.2 million, after deducting offering expenses. The warrants are exercisable beginning February 24, 2013 at $0.50 per share and will expire February 23, 2017.

•

In February, Alexza restructured its operations, with a primary focus on the continued development and commercialization of ADASUVE. The restructuring included a workforce reduction of 29 employees, representing approximately 38% of Alexza’s total workforce.

•	In March, Alexza amended its agreement with Grupo Ferrer. With this amendment, Grupo Ferrer expanded its strategic partnership by becoming an Alexza stockholder. Ferrer and

Alexza agreed to eliminate a future potential milestone payment in exchange for the purchase of Alexza common stock. Ferrer purchased approximately 2.42 million shares of Alexza common stock for $1.24 per share in March 2012. During 2012, up to an additional $8 million of Alexza common stock may be purchased by Ferrer, upon a request by Alexza and subject to acceptance by Ferrer, in exchange for the elimination of additional milestones at a price per share that will be a premium to the market price on the date of purchase.

•

In March, Alexza received the Committee for Medicinal Products for Human Use (CHMP) Consolidated List of Questions (Day 120 List of Questions) regarding its ADASUVE MAA. The Day 120 List of Questions included major objections pertaining to the extrapolation of the Phase 3 study population to the intended patient population, pulmonary safety in patients with active airways disease and recommendations to address this issue via the risk management plan, other aspects of the risk management plan, and the need to obtain an European Union Good Manufacturing Practices certificate for Alexza’s Mountain View, CA manufacturing facility and commercial manufacturing process. Alexza and Grupo Ferrer are planning on meeting with the EMA to further understand specifics of the Day 120 List of Questions, and Alexza is planning the submission of its responses (Day 121 Submission) to the EMA for the early third quarter of 2012.

•

In May, Alexza received a second CRL from the FDA regarding its ADASUVE NDA. In the CRL, the FDA noted, “During a recent inspection of the Mountain View, CA manufacturing facility for this application, our field investigator conveyed deficiencies to the representative of the facility. Satisfactory resolution of these deficiencies is required before this application may be approved.” Alexza believes the deficiencies are medical device specific and readily addressable. Alexza plans to meet with the FDA to gain a better understanding of the specific deficiencies and this meeting will be scheduled as soon as practical. Alexza looks forward to working to resolve the remaining issues in a timely manner.

There were no new clinical or safety issues identified, and there were no other deficiencies outlined in the CRL. With respect to the ADASUVE Risk Evaluation and Mitigation Strategy (REMS), the CRL stated that discussions can continue on the proposed REMS after the response to the action letter has been submitted. The CRL also contained comments on Alexza’s draft product labeling. Alexza believes that there is substantial agreement between Alexza and the FDA on the REMS and product labeling.

Financial Results - Periods Ended March 31, 2012 and 2011

Alexza recorded $1.9 million and $1.3 million of revenues in the quarters ended March 31, 2012 and 2011, respectively. The revenues in both periods include amounts earned under the license agreement with Cypress Bioscience, Inc., while revenues in 2012 also include amounts earned under the Grupo Ferrer license agreement.

Operating expenses were $6.3 million and $9.1 million in the quarters ended March 31, 2012 and 2011, respectively. Research and development expenses were $5.0 million and $6.3 million in the quarters ended March 31, 2012 and 2011, respectively. General and administrative expenses were $1.2 million and $2.8 million in the quarters ended March 31, 2012 and 2011, respectively. General and administrative expenses in 2012 were impacted by a non-cash reduction in expenses of $1.4 million as a result of the termination of one of the Company’s building leases and related subleases.

In connection with the acquisition of Symphony Allegro, Inc. in August 2009, Alexza is obligated to pay the former Symphony Allegro stockholders certain percentages of cash payments that may be generated from collaboration transactions for ADASUVE, AZ-002 (Staccato alprazolam) or AZ-104 (Staccato loxapine, low-dose). The Company records this obligation as a contingent liability and updates the liability each quarter. Alexza recorded a non-operating gain of $1.0 million during the first quarter of 2012 and did not record a non-operating gain or loss in the first quarter of 2011 for the contingent consideration liability. Gains and losses incurred reflect Alexza’s change in the estimated probability-weighted cash flows from ADASUVE, AZ-002 and AZ-104 and the estimated timing of receipt of such cash flows.

Alexza believes that based on its cash, cash equivalents, marketable securities and restricted cash balance at March 31, 2012 and the Company’s expected cash usage, the Company has sufficient capital resources to meet its anticipated cash needs, at its current cost levels, into the fourth quarter of 2012.

Conference Call Information - 5:00 p.m. Eastern Time on May 10, 2012

To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=PWFD3FFHN.

To access the live conference call via phone, dial 1-888-680-0894. International callers may access the live call by dialing +1-617-213-4860. The reference number to enter the call is 28704318.

The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 1-888-286-8010 for domestic callers or +1-617-801-6888 for international callers. The reference number for the replay of the call is 49445384. A replay of the call will be available for two weeks following the event.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. With the Staccato system, a drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVE™ (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a CRL from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010, a REMS guidance meeting with the FDA in April 2011, and the ADASUVE NDA was resubmitted in August 2011. In December 2011, the ADASUVE NDA was the subject of an advisory committee meeting. In January 2012, Alexza received notice of a 90-day extension of the PDUFA goal date, from February 4, 2012 to May 4, 2012. On May 3, 2012, Alexza announced that it had received a second CRL from the FDA regarding the ADASUVE NDA.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. ADASUVE™ is a registered trademark of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of May 10, 2012 and financial guidance relating to the Company’s current cash, cash equivalents, investments and restricted cash is based upon balances as of March 31, 2012 and certain subsequent events.

This news release and the anticipated conference call contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the Company’s ability to raise additional funds and the potential terms of such potential financing, the Company’s plans to resubmit the ADASUVE NDA, the ability of the Company to address the issues raised in the May 2012 CRL, the eventual prospects that ADASUVE will be approved for marketing in the U.S., and the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King
President and CEO
650.944.7634
tking@alexza.com

ALEXZA PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue	$1,884	$1,259
Operating expenses:
Research and development	5,032	6,262
General and administrative	1,245	2,820

Total operating expenses	6,277	9,082
Loss from operations	(4,393)	(7,823)
Gain on change in fair value of contingent consideration liability	1,000	—
Interest and other income/ (expense), net	(1)	10
Interest expense	(433)	(602)

Net loss	$(3,827)	$(8,415)

Basic and diluted net loss per share stockholders	$(0.04)	$(0.14)

ALEXZA PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2012	December 31, 2011(1)
ASSETS
Cash, cash equivalents and marketable securities	24,431	16,903
Restricted cash	9,190	—
Other current assets	912	10,649

	34,533	27,552
Property and equipment, net	18,783	20,425
Other noncurrent assets	622	628

Total assets	53,938	48,605

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)
Total current liabilities	24,715	34,948
Noncurrent liabilities	20,390	23,349
Total stockholders’ equity (deficit)	8,833	(9,692)

Total liabilities and stockholders’ equity (deficit)	53,938	48,605

(1)	Derived from audited consolidated financial statements at that date.